UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 31, 2018
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 31, 2018, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Edward R. Rosenfeld, the Company’s Chief Executive Officer and the Chairman of the Board of Directors of the Company, pursuant to which Mr. Rosenfeld will continue to serve in such positions (the “Rosenfeld Employment Agreement”). The Rosenfeld Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces Mr. Rosenfeld’s prior employment agreement with the Company, which expired by its terms on December 31, 2018.

The term of the Rosenfeld Employment Agreement commenced on December 31, 2018 and will expire on December 31, 2021, unless sooner terminated in accordance with its terms.

Pursuant to the Rosenfeld Employment Agreement, Mr. Rosenfeld will receive the following annual base salary during the term of the agreement: (i) $945,000 for the period from January 1, 2019 through December 31, 2019, (ii) $992,250 for the period from January 1, 2020 through December 31, 2020 and (iii) $1,041,863 for the period from January 1, 2021 through December 31, 2021. Mr. Rosenfeld will also receive a monthly automobile allowance of $1,500. In addition, pursuant to the Rosenfeld Employment Agreement, on December 31, 2018, Mr. Rosenfeld received a grant under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended (the “Plan”) of 87,500 shares of the Company’s common stock, $0.0001 per share (the “Company Common Stock”), subject to certain restrictions (the “2018 Restricted Common Stock”). The 2018 Restricted Common Stock will vest in five equal annual installments of 17,500 shares commencing on December 1, 2019, being fully vested on December 1, 2023. The Rosenfeld Employment Agreement further provides that, on February 1, 2019, Mr. Rosenfeld will receive an additional grant under the Plan of 87,500 shares of the Company Common Stock also subject to certain restrictions (the “2019 Restricted Common Stock”). The 2019 Restricted Common Stock will also vest in five equal annual installments of 17,500 shares in such case commencing on February 1, 2020, being fully vested on February 1, 2024. The Rosenfeld Employment Agreement provides for eligibility for additional compensation and bonuses at the absolute discretion of the Company’s Board of Directors or the Compensation Committee.

The Rosenfeld Employment Agreement permits the Company to terminate Mr. Rosenfeld’s employment at any time with or without Cause (as defined under the Rosenfeld Employment Agreement), and Mr. Rosenfeld to resign from his employment at any time, with or without Good Reason (also as defined under the Rosenfeld Employment Agreement). In the event that Mr. Rosenfeld’s employment should be terminated by the Company for Cause or by Mr. Rosenfeld’s resignation without Good Reason, Mr. Rosenfeld would be entitled to receive only his accrued and unpaid compensation through the date of termination. In the event that Mr. Rosenfeld’s employment should be terminated by the Company without Cause or by Mr. Rosenfeld’s resignation for Good Reason, Mr. Rosenfeld would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term under the Rosenfeld Employment Agreement and (ii) six months. In addition, if Mr. Rosenfeld’s employment should be terminated by the Company without Cause or by Mr. Rosenfeld’s resignation for Good Reason during the period commencing 90 days prior to a Change of Control (as defined in the Rosenfeld Employment Agreement) and ending 180 days after a Change of Control, Mr. Rosenfeld would be entitled to receive a cash payment, within ten days of the date of termination or resignation, in an amount equal to 2.5 times the sum of (i) the annual base salary to which Mr. Rosenfeld was entitled as of the date of such termination or resignation of employment plus (ii) the average cash bonus received by him during the preceding three-year period ending on the last previous December 31st.

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The Rosenfeld Employment Agreement also contains reasonable restrictive covenants and other customary provisions. The foregoing description of the Rosenfeld Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of thereof filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated as of December 31, 2018, between the Company and Edward R. Rosenfeld.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2019

STEVEN MADDEN, LTD.

By:	/s/ Arvind Dharia
Name:	Arvind Dharia
Title:	Chief Financial Officer